Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Adial Pharmaceuticals, Inc.

 (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	—	—	—		—	—	—	—	—

Fees Previously Paid	Equity	Units, each consisting of one share of Common Stock, $0.001 par value per share, and one Warrant to purchase one share of Common Stock(2)(3)(4)	457	(o)	—	—	$8,625,000	0.00012450	$1,073.81
Fees Previously Paid	Equity	Common Stock included as part of the Units(2)(3)	—		—	—	—	—	—
Fees Previously Paid	Equity	Warrants included as part of the Units(3)(4)(5)	—		—	—	—	—	—
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of the Warrants(2)	—		—	—	—	—	—

Fees Previously Paid	Equity	Representative’s Warrants(6)	—		—	—	—	—	—
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of Representative’s Warrants (6)(7)	457	(o)	—	—	$375,000	0.00012450	$46.69

	Total Offering Amounts						$9,000,000	0.00012450	$1,120.50
	Total Fees Previously Paid								$1,120.50(8)
	Total Fee Offsets								—
	Net Fee Due								—

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee required pursuant to Rule 457(i).
(5) (6)

There will be issued warrants to purchase one share of common stock. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price of one share of common stock.

No fee required pursuant to Rule 457(g).

(7)	The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $375,000, which is equal to 125% of $300,000 (4% of $7,500,000).
(8)	A fee of $1,120.50 was previously paid.